Exhibit 99.1

FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 19, 2009
Contact:
David Vander Ploeg Executive VP and CFO 920-882-5854	Mark Fleming Communications & Investor Relations 920-882-5646

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY REPORTS SECOND QUARTER AND FIRST HALF RESULTS

•	Operating margin improves 130 basis points in the second quarter

•	Free cash flow improves $24 million in first six months of fiscal 2010

•	Revenue, EPS and free cash flow guidance confirmed

Greenville, WI, November 19, 2009—School Specialty (NASDAQ:SCHS) today reported fiscal 2010 second quarter and year-to-date financial results that demonstrate solid progress in reducing costs, and continuing strong free cash flow. Revenue for the second quarter of fiscal 2010 declined to $346.1 million, down 11.3 percent from $390.3 million in the prior year’s second quarter. Excluding the expected decline in science curriculum adoption revenue of $10 million, quarterly revenue declined 9.0 percent. Second quarter net income was $29.6 million as compared to $30.4 million last year. Second quarter diluted earnings per share declined to $1.57, or 2.5 percent, as compared to $1.61 in last year’s second quarter.

Despite the volume decline, the company’s successful restructuring and fixed-cost reductions resulted in a 130 basis-point operating margin increase in the second quarter, and a 50 basis-point improvement year to date. Free cash flow improved by $24.3 million, or over 200 percent, for the first six months of the year. Low capital spending requirements, inventory controls, and improved days sales outstanding for accounts receivable all contributed to the strong cash flow performance. The company used much of the cash to strengthen its balance sheet, reducing total debt by $115 million over the past 12 months, which includes the pay-off of an accounts receivable securitization facility in last year’s fourth quarter.

“The busy season results came in as we expected,” said Chief Executive Officer David J. Vander Zanden. “Our previously announced $20 million cost-reduction program has grown to $25 million, and that additional success at controlling costs was seen in our operating margin improvement. Schools continue to struggle with their budget challenges. While volume in consumable and curriculum products, excluding adoptions, has been only modestly below the prior year, sales of furniture and equipment have been significantly lower because those purchases are more easily delayed. In this challenging environment, our associates have worked extremely hard over the past year at expense control, and completing our business and functional consolidations within Educational Resources. We believe those structural changes and fixed-cost reductions have also prepared us for future growth as the economy recovers and education spending returns to more normal levels.”

School Specialty also announced today that it has completed the previously announced divestiture of its retail trade book business, School Specialty Publishing, to Carson-Dellosa Publishing, LLC, a newly-formed business entity. Under the agreement, School Specialty combined its publishing unit assets with those of Cookie Jar Education, Inc. and received a minority equity interest in Carson-Dellosa Publishing. Future results from the business combination will be reported as an investment under the equity method of accounting, beginning in the third quarter of fiscal 2010.

Second Quarter Financial Results

•

Revenue for the second quarter was $346.1 million, compared with $390.3 million in fiscal 2009’s second quarter. The decrease was primarily due to reductions in spending by many school districts, and an expected $10 million decline in science adoption revenue compared to the same period last year. The furniture and equipment category incurred the largest revenue reduction, while curriculum-based and consumable products saw more modest mid-single-digit declines.

•

Gross profit was $143.1 million compared with $159.1 million in last year’s second quarter. Consolidated gross margin improved 50 basis points to 41.3 percent, despite an unfavorable product mix this year. The improvement was primarily due to product pricing and costing initiatives.

•

Selling, general and administrative (SG&A) expenses declined $13.7 million to $86.4 million compared with the prior year’s $100.1 million. Cost reductions resulting from operational consolidations, improved supply chain management and various expense controls reduced SG&A as a percent of revenue in the second quarter to 25.0 percent, compared with the prior year’s 25.6 percent.

•

Operating income for the second quarter was $56.7 million compared with $59.0 million for the same period last year. The company’s gross margin improvement and cost-reduction efforts helped drive a 130 basis-point improvement in operating margin, reaching 16.4 percent.

•

Second quarter net interest expense and other declined $1.2 million to $7.7 million from $8.9 million in last year’s second quarter. This decline was attributable to a reduction in debt balances of over $115 million, inclusive of the elimination of an accounts receivable securitization program in fiscal 2009. Both periods included non-cash interest expense of $3.2 million and $3.0 million, respectively, as a result of the company’s adoption of FASB ASC Topic 470-20 regarding new accounting rules for convertible debt.

•

Net income in the second quarter of the current year was $29.6 million ($1.57 per diluted share) compared with last year’s second quarter net income of $30.4 million ($1.61 per diluted share). Both periods included non-cash charges related to convertible debt accounting, which reduced second quarter diluted EPS by $0.10 in both fiscal 2010 and fiscal 2009.

Six-Month Financial Results

•

Revenue for the first half of fiscal 2010 was $676.5 million compared with $769.1 million in the first half of last year. The reduction is primarily due to spending reductions by schools, and an expected $21 million decline in state science adoption revenue.

•

Gross profit for the first six months of the fiscal year was $285.9 million compared with $323.1 million in the first six months of last year. Gross margin improved 30 basis points to 42.3 percent, despite this year’s lower-margin product mix. The improvement was due to product pricing and successful vendor costing initiatives.

•

SG&A expenses declined $26.4 million in the first six months of this year to $174.7 million compared with $201.1 million in the first six months of fiscal 2009. As a percent of sales, year-to-date SG&A declined 30 basis points to 25.8 percent.

•

Operating income for the first half of fiscal 2010 was $111.2 million, compared with operating income of $122.0 million in the same period last year. Operating margin increased 50 basis points to 16.4 percent.

•

Year-to-date net interest expense and other declined $1.9 million to $15.3 million from $17.2 million in the first six months of fiscal 2009. This decline was attributable to a reduction in debt balances of approximately $115 million, inclusive of the elimination of an accounts receivable securitization program in fiscal 2009. Both periods included non-cash interest expense of $6.4 million and $5.9 million, respectively, as a result of the company’s adoption of the new accounting rules for convertible debt.

•

Net income for the first six months of fiscal 2010 was $58.0 million ($3.07 per diluted share) compared with $63.8 million ($3.36 per diluted share) for the first six months of fiscal 2009. Both periods included non-cash charges related to convertible debt accounting, which reduced six-month diluted EPS by $0.20 this year and $0.19 in fiscal 2009.

Outlook

School Specialty is maintaining its fiscal 2010 guidance for revenue, earnings per share and free cash flow. The company expects revenue to range from $915 million to $940 million which includes a projected $22 million decline in curriculum adoption revenue and an approximately $8 million decline due to the net effect of the divestiture of School Specialty Publishing and the acquisition of AutoSkill International, Inc. The free cash flow range of $70 million to $80 million ($3.71 to $4.24 per diluted share) excludes the $11.7 million purchase price of the AutoSkill acquisition announced last quarter. In addition, the company has updated the following modeling expectations:

•	Gross margin is now expected to grow 100 to 130 basis points over fiscal 2009 versus prior guidance of plus 60 to 70 basis points.

•	SG&A is expected to be 33.4 to 33.8 percent of revenue.

•	One-time integration costs from acquisition and divestiture activity are projected at $.06 to $.08 per fully diluted share.

Finally, the projected diluted earnings per share range of $1.40 to $1.60 is unchanged. These figures include a $0.42 non-cash charge for adoption of the new convertible debt accounting rules, and one-time integration costs mentioned above. Excluding the impact of the convertible debt accounting change and the transaction integration costs, the diluted earnings per share range is $1.88 to $2.10. Had the new convertible debt accounting rules been in effect last year, fiscal 2009’s diluted earnings per share would have been $1.44, compared with the reported $1.83.

Conference Call

School Specialty will host a conference call to discuss its fiscal 2010 second quarter financial results. The conference call begins today, November 19, at 10:00 a.m. Central (11:00 a.m. Eastern). The call will be simultaneously broadcast in the Investor Information section of the School Specialty web site at www.schoolspecialty.com, and a replay of the call will be available.

About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities to learn. The company designs, develops, and provides preK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty, visit www.schoolspecialty.com.

Cautionary Statement Concerning Forward-Looking Information

Any statements made in this press release about future results of operations, expectations, plans or prospects, including but not limited to statements included under the heading “Outlook,” constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on School Specialty’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty’s Annual Report on Form 10-K for the fiscal year ended April 25, 2009, which factors are incorporated herein by reference. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

-Financial Tables Follow-

SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

Unaudited

	Three Months Ended		Six Months Ended
		(As Adjusted)* October 25, 2008		(As Adjusted)* October 25, 2008
	October 24, 2009		October 24, 2009
Revenues	$346,146	$390,306	$676,513	$769,100
Cost of revenues	203,041	231,189	390,617	445,981

Gross profit	143,105	159,117	285,896	323,119
Selling, general and administrative expenses	86,445	100,089	174,697	201,106

Operating income	56,660	59,028	111,199	122,013

Other (income) expense:
Interest expense	7,739	7,546	15,298	15,355
Interest income	-	(141)	(10)	(220)
Other	-	1,534	-	2,089

Income before provision for income taxes	48,921	50,089	95,911	104,789
Provision for income taxes	19,324	19,664	37,885	41,014

Net income	$29,597	$30,425	$58,026	$63,775

Weighted average shares outstanding:
Basic	18,837	18,785	18,833	18,813
Diluted	18,911	18,900	18,892	19,002

Net Income Per Share:
Basic	$1.57	$1.62	$3.08	$3.39

Diluted	$1.57	$1.61	$3.07	$3.36

*	The Company adopted at the beginning of Fiscal 2010 Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 470-20, “Debt with Conversion and Other” (“FASB ASC Topic 470-20”). The adoption of FASB ASC Topic 470-20 required an adjustment of previously reported amounts assigned to debt, deferred taxes, equity and interest expense.

SCHOOL SPECIALTY, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In Thousands)

	October 24, 2009	(As Adjusted from Audited Statements)* April 25, 2009	(As Adjusted)* October 25, 2008
	(Unaudited)		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,836	$1,871	$9,683
Accounts receivable	192,633	103,683	192,809
Inventories	109,784	127,108	129,474
Deferred catalog costs	5,843	15,537	11,006
Prepaid expenses and other current assets	11,497	17,347	21,143
Refundable income taxes	-	1,566	-
Deferred taxes	9,805	9,805	16,275

Total current assets	338,398	276,917	380,390
Property, plant and equipment, net	68,331	70,183	71,841
Goodwill	545,222	532,318	530,300
Intangible assets, net	170,154	168,082	172,208
Other	28,760	27,551	28,160

Total assets	$1,150,865	$1,075,051	$1,182,899

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities - long-term debt	$129,663	$127,071	$124,576
Accounts payable	40,315	56,786	48,389
Accrued compensation	12,953	12,821	16,354
Deferred revenue	4,579	4,254	4,679
Accrued income taxes	21,380	-	22,021
Other accrued liabilities	32,634	28,231	37,127

Total current liabilities	241,524	229,163	253,146
Long-term debt - less current maturities	230,658	244,586	289,359
Deferred taxes	93,896	86,109	93,855
Other liabilities	913	913	794

Total liabilities	566,991	560,771	637,154

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.001 par value per share, 1,000,000 shares authorized; none outstanding	-	-	-
Common stock, $0.001 par value per share, 150,000,000 authorized and 24,265,678; 24,243,438 and 24,206,938 shares issued, respectively	24	24	24
Capital paid-in excess of par value	436,923	435,150	432,657
Treasury stock, at cost 5,420,210; 5,420,210 and 5,420,210 shares, respectively	(186,637)	(186,637)	(186,637)
Accumulated other comprehensive income	20,599	10,804	8,116
Retained earnings	312,965	254,939	291,585

Total shareholders’ equity	583,874	514,280	545,745

Total liabilities and shareholders’ equity	$1,150,865	$1,075,051	$1,182,899

*	The Company adopted at the beginning of Fiscal 2010 Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 470-20, “Debt with Conversion and Other” (“FASB ASC Topic 470-20”). The adoption of FASB ASC Topic 470-20 required an adjustment of previously reported amounts assigned to debt, deferred taxes, equity and interest expense.

SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

Unaudited

	Six Months Ended
	October 24, 2009	(As Adjusted)* October 25, 2008
Cash flows from operating activities:
Net income	$58,026	$63,775
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization expense	13,196	12,043
Amortization of development costs	3,514	3,502
Amortization of debt fees and other	1,055	1,019
Share-based compensation expense	2,159	2,389
Deferred taxes	7,452	7,160
Loss (gain) on disposal of property, equipment and other	275	677
Non-cash convertible debt deferred financing costs	6,398	5,893
Changes in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations):
Change in amounts sold under receivables securitization, net	-	-
Accounts receivable	(86,610)	(117,308)
Inventories	17,653	19,938
Deferred catalog costs	9,694	3,839
Prepaid expenses and other current assets	3,967	7,675
Accounts payable	(17,190)	(17,322)
Accrued liabilities	25,189	27,626

Net cash provided by operating activities	44,778	20,906

Cash flows from investing activities:
Cash paid in acquisitions, net of cash acquired	(11,700)	-
Additions to property, plant and equipment	(6,364)	(5,115)
Proceeds from disposal of discontinued operations	500	2,235
Investment in product development costs	(4,436)	(4,055)
Proceeds from disposal of property, plant and equipment	2,083	109

Net cash used in investing activities	(19,917)	(6,826)

Cash flows from financing activities:
Proceeds from bank borrowings	283,700	441,600
Repayment of debt and capital leases	(301,433)	(439,109)
Purchase of treasury stock	-	(15,250)
Payment of debt and other	(238)	-
Proceeds from exercise of stock options	75	2,647
Excess income tax benefit from exercise of stock options	-	1,681

Net cash used in financing activities	(17,896)	(8,431)

Net increase in cash and cash equivalents	6,965	5,649
Cash and cash equivalents, beginning of period	1,871	4,034

Cash and cash equivalents, end of period	$8,836	$9,683

Free cash flow reconciliation:
Net cash used in operating activities	$44,778	$20,906
Additions to property and equipment	(6,364)	(5,115)
Investment in development costs	(4,436)	(4,055)
Proceeds from disposal of property and equipment	2,083	109

Free cash flow	$36,061	$11,845

*	The Company adopted at the beginning of Fiscal 2010 Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 470-20, “Debt with Conversion and Other” (“FASB ASC Topic 470-20”). The adoption of FASB ASC Topic 470-20 required an adjustment of previously reported amounts assigned to debt, deferred taxes, equity and interest expense.

School Specialty, Inc.

Segment Analysis - Revenues and Gross Profit/Margin Analysis

2nd Quarter, Fiscal 2010

(In thousands)

Unaudited

Segment Revenues and Gross Profit/Margin Analysis-QTD

					% of Revenues
	2Q10-QTD	2Q09-QTD	Change $	Change %	2Q10-QTD	2Q09-QTD
Revenues
Educational Resources	$239,864	$266,286	$(26,422)	-9.9%	69.3%	68.2%
Publishing	106,610	124,089	(17,479)	-14.1%	30.8%	31.8%
Corporate and Interco Elims	(328)	(69)	(259)		-0.1%	0.0%

Total Revenues	$346,146	$390,306	$(44,160)	-11.3%	100.0%	100.0%

					% of Gross Profit
	2Q10-QTD	2Q09-QTD	Change $	Change %	2Q10-QTD	2Q09-QTD
Gross Profit
Educational Resources	$82,776	$88,172	$(5,396)	-6.1%	57.8%	55.4%
Publishing	59,693	70,068	(10,375)	-14.8%	41.7%	44.0%
Corporate and Interco Elims	636	877	(241)		0.5%	0.6%

Total Gross Profit	$143,105	$159,117	$(16,012)	-10.1%	100.0%	100.0%

Segment Gross Margin Summary-QTD

	2Q10-QTD	2Q09-QTD
Gross Margin
Educational Resources	34.5%	33.1%
Publishing	56.0%	56.5%
Total Gross Margin	41.3%	40.8%

Segment Revenues and Gross Profit/Margin Analysis-YTD

					% of Revenue
	2Q10-YTD	2Q09-YTD	Change $	Change %	2Q10-YTD	2Q09-YTD
Revenues
Educational Resources	$464,807	$518,536	$(53,729)	-10.4%	68.7%	67.4%
Publishing	212,956	250,916	(37,960)	-15.1%	31.5%	32.6%
Corporate and Interco Elims	(1,250)	(352)	(898)		-0.2%	0.0%

Total Revenues	$676,513	$769,100	$(92,587)	-12.0%	100.0%	100.0%

					% of Gross Profit
	2Q10-YTD	2Q09-YTD	Change $	Change %	2Q10-YTD	2Q09-YTD
Gross Profit
Educational Resources	$165,492	$177,265	$(11,773)	-6.6%	57.9%	54.9%
Publishing	119,208	144,089	(24,881)	-17.3%	41.7%	44.6%
Corporate and Interco Elims	1,196	1,765	(569)		0.4%	0.5%

Total Gross Profit	$285,896	$323,119	$(37,223)	-11.5%	100.0%	100.0%

Segment Gross Margin Summary-YTD

	2Q10-YTD	2Q09-YTD
Gross Margin
Educational Resources	35.6%	34.2%
Publishing	56.0%	57.4%
Total Gross Margin	42.3%	42.0%